SECURITIES EXCHANGE AGREEMENT
AND PLAN OF REORGANIZATION

This SECURITIES PURCHASE AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of May 11, 2011, is entered into by and between Winwheel Bullion, Inc., a Delaware corporation, publicly listed on OTCBB - Symbol WWBU (“WWBU”), and Verdant Industries, Inc. (“VERDANT”), a Delaware corporation.

WHEREAS, WWBU currently has authorized capital stock consisting of One Billion  shares of common stock, par value $ 0.001 per share (“WWBU Common Stock”), and 3,700,726 shares of common stock outstanding; 5,000,000 shares of preferred stock, par value $0.001 per share and no shares of preferred stock issued or outstanding;

WHEREAS, VERDANT wishes to exchange all of its Assets as listed on Exhibit “A” and Accounts Payable as listed in Exhibit “B” to this Agreement, for 30,000,000 shares of WWBU common stock;

WHEREAS, the Boards of Directors of WWBU and VERDANT, declaring it advisable and for the respective benefit of WWBU and VERDANT have approved the Exchange and the other transactions contemplated by this Agreement (the “Transactions”) on the terms and conditions hereinafter set forth, and have approved this Agreement and authorized the Transactions; and

WHEREAS, WWBU and VERDANT desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Transaction,

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            SECURITIES EXCHANGE AND REORGANIZATION

1.1           EXCHANGE OF SECURITIES FOR ASSETS.  Subject to the terms and upon the conditions set forth herein, VERDANT agrees to issue, sell, assign, transfer and deliver to WWBU, and WWBU agrees to purchase from VERDANT all of VERDANTS assets and assume the liabilities set forth in Exhibit “A” and “B” to this Agreement, in exchange for the issue of 30,000,000 shares of common stock of WWBU (“WWBU Common Stock”).

1.2           INSTRUMENTS OF TRANSFER
(A)     VERDANT Assets.  VERDANT shall deliver to WWBU the Assets as set forth on Exhibit “A,” and the Accounts Payable as set forth in Exhibit “B” with all necessary transfer documents and bills of sale to vest in WWBU the title to each of the aforementioned assets.  From time to time after the Closing Date, and without further consideration, VERDANT will execute and deliver such other instruments of transfer and take such other actions as WWBU may reasonably request in order to facilitate the transfer to WWBU of the securities intended to be transferred hereunder.

(B)     WWBU Common Stock.  WWBU shall deliver to VERDANT on the Closing Date, original certificates evidencing the WWBU Common Stock, in form and substance satisfactory to VERDANT, in order to effectively vest in VERDANT and/or its designee(s), all right, title and interest in and to the WWBU Common Stock. Out of the 30,000,000 shares of WWBU Common Stock to be issued, 24,885,000 shares of common stock shall be issued to Verdant and/or its designee(s) and 5,115,000 shares of common stock shall be issued to Winwheel Bullion Holdings, LLC ("WBH") or its designee(s).  From the 5,115,000 shares of common stock to WBH, 1,680,000 shares shall be designated as non-dilutable for 36 months from time of issuance. From time to time after the Closing Date, and without further consideration, WWBU will execute and deliver such other instruments and take such other actions as VERDANT may reasonably request in order to facilitate the issuance of the WWBU Common Stock as stated above.

1.3           CLOSING.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 and subject to the satisfaction or waiver of the conditions set forth in Sections 7 and 8, the closing of the Exchange will take place as promptly as practicable (and in any event within five Business Days) after satisfaction or waiver of the conditions set forth in Sections 7 and 8 at the office of WWBU (the “CLOSING”), unless another date, time or place is agreed to in writing by the parties hereto, but in no event later than May 13, 2011 (the “Closing Date”).

1.4           TAX FREE REORGANIZATION.  The parties intend that the transactions under this Agreement qualify as a tax-free re-organization under Section 368(a)(1)(c) of the Internal Revenue Code.

2.           NO REVERSE SPLIT. The parties hereto agree that there shall be no reverse split of the Common Stock of the Surviving Corporation for at least one year following the Closing Date.

3.           REPRESENTATIONS AND WARRANTIES OF VERDANT. VERDANT hereby represents and warrants to WWBU as follows:

3.1           ORGANIZATION AND GOOD STANDING.  VERDANT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  VERDANT has full corporate power and authority to own its properties and to carry on its business as it is now being conducted. VERDANT is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

3.2           AUTHORITY; NO CONFLICT.
(A)           VERDANT has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the Exchange and the other transactions contemplated hereby and to perform its obligations under this Agreement.
(B)           Neither the execution, delivery nor performance of this Agreement by VERDANT nor the consummation by VERDANT of the transactions contemplated hereby will directly or indirectly:

(1)           Contravene, conflict with or result in a violation or breach of (a) any provision of the Organizational Documents of VERDANT, (b) any resolution adopted by the Board of Directors, or any committee thereof, or the stockholders of VERDANT, (c) any legal requirement or any Governmental Order to which VERDANT or any of the properties or assets owned or used by VERDANT may be subject, or (d) any authorization, license, or permit of any Governmental Authority, including any private investigatory body or other similar agency, which is held by VERDANT or that otherwise relates to the business of, or any of the assets owned or used by, VERDANT;
(2)           Result in a violation or breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit or require the consent or approval of or any third party or filing with any third party under any Contract to which VERDANT is a party or to which it, or its properties or assets, may be bound, or require the consent or approval of or any third party to or filing with any Governmental Authority to which VERDANT or its properties or assets may be subject; or

3.3           CAPITALIZATION.  The authorized equity securities of VERDANT are majority owned by Daniel Elliott, Steve Aust, and David Edgar.

3.4           ACCOUNTS RECEIVABLE; INVENTORY; ACCOUNTS PAYABLE.
(A)           All accounts receivable of VERDANT that are reflected in Exhibit “A” represent valid obligations arising from sales actually made or actually performed in the ordinary course of business.  These accounts receivable are or will be current and collectible at the full recorded amount thereof, less any applicable reserves established in accordance with GAAP, in the ordinary course of business without resort to litigation.
(B)           The inventory listed on Exhibit “A” is saleable and not obsolete and is valued at the lower of cost or market.
(C)           All accounts payable listed on Exhibit “B” that are being transferred to WWBU arose in the ordinary course of business.

3.5           CONDITION AND SUFFICIENCY OF ASSETS.  Except as would not be reasonably likely to cause a Material Adverse Effect, the facility leaseholds, furniture, fixtures and equipment and other personal property owned, held or used by VERDANT, which is being transferred to WWBU are “as is” condition.

3.6           COMPLIANCE WITH LAWS; LICENSES AND PERMITS.  To the best of VERDANT’s knowledge, VERDANT is in compliance with all federal, state and local laws, authorizations, licenses and permits of any Governmental Authority and all Governmental Orders affecting the business, operations, properties or assets of VERDANT and its Subsidiaries, including, federal, state and local: (1) Occupational Safety and Health Laws; (2) private investigatory and other similar laws; (3) securities laws; (4) the Fair Credit Reporting Act and similar state and local laws; and (5) laws regarding or relating to trespass or violation of privacy rights;

3.7           LEGAL PROCEEDINGS.
(A)           There is no pending claim, action, investigation, arbitration, litigation, suit or other proceeding that has been commenced by or against VERDANT or that otherwise relates to or may affect the business of, or any of the properties or assets owned, held or used by, VERDANT; or challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.
(B)           To the knowledge of VERDANT, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

3.8           ABSENCE OF CERTAIN CHANGES AND EVENTS. VERDANT has conducted its business only in the ordinary course of business consistent with past practices. Without limiting the generality of the immediately preceding sentence, there has not been any of the following on the part of VERDANT:
(A)
Referencing the assets, liabilities and business being transferred to WWBU, VERDANT has not increased any bonuses, salaries or other compensation to any  officer, consultant or employee except for increases in bonus compensation to employees in the ordinary course of business or entry into any employment, severance or similar Contract with any officer or employee;

(B)
Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, severance, savings, insurance, pension, retirement or other employee benefit plan for or with any employees;

(C)	Damage to or destruction or loss of any property or asset, whether or not covered by insurance, which may have a Material Adverse Effect;
(D)	Entry into, termination of, or receipt of any Contract or transaction involving a total remaining commitment by or to VERDANT or any Subsidiary of at least $10,000, including the entry into (1) any document evidencing any indebtedness; (2) any capital or other lease; or (iii) any guaranty (including “take-or-pay” or “keepwell” agreements):
(E)	Sale, lease or other disposition (other than in the ordinary course of business consistent with past practices) of any asset or property or mortgage, pledge, or imposition of any Encumbrance (other than Permitted Encumbrances) on any material property or asset;
(F)	Cancellation, compromise or waiver of any claims or rights with a value to VERDANT or any Subsidiary in excess of $10,000;
(G)	Material change in the method of accounting of the accounting principles or practices used by VERDANT in the preparation of the Financial Statements or the Interim Financial Statements, except as required by GAAP;

3.9           CONTRACTS; NO DEFAULTS.  Exhibit “C” contains a complete and accurate list, and VERDANT has delivered or made available to WWBU true, correct and complete copies, of each:
(A)	Contract that involves performance of services or delivery of goods or materials by VERDANT of an amount or value in excess of $5,000;
(B)	Contract that involves performance of services or delivery of goods or materials to VERDANT of an amount or value in excess of $5,000;
(C)	Lease, license and other Contract affecting any leasehold or other interest in, any real or personal property;
(D)	Licensing Contract with respect to Company Patents, Company Marks, Company Copyrights, Company trade secrets or other Company Intellectual Property Assets, including Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property Assets;
(E)	Collective bargaining Contract to or with any labor union or other employee representative of a group of employees;

(F)	Joint venture, partnership and other Contract involving a sharing of profits, losses, costs or liabilities by VERDANT with any other Person or requiring VERDANT or any of its Subsidiaries to make a capital contribution;
(G)	Contract containing covenants that in any way purport to restrict the business activity of VERDANT or any of its Subsidiaries or limit the freedom of VERDANT to engage in any line of business or to compete with any Person or hire any Person;
(H)	Employment Contract providing for compensation, severance or a fixed term of employment in respect of services performed by any employees of VERDANT and each consulting Contract with an independent contractor; and
(I)	Other Contract having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable at will or upon not more than thirty (30) days’ by VERDANT or any of its Subsidiaries without penalty) or requiring payments by VERDANT of more than $5,000 per year.

3.10           INSURANCE.  VERDANT does not have any insurance in effect.

3.11           ENVIRONMENTAL MATTERS.  VERDANT has not had operations involving environmental matters and has not violated any environmental laws, rules or regulations and has not used any hazardous materials or oil in any manner which could cause a violation of any environmental laws rules or regulations.

3.12           INTELLECTUAL PROPERTY. VERDANT does not have any Intellectual property, patents, trademarks, copyrights, trade-secrets.

3.13           BROKERS OR FINDERS.  Neither VERDANT nor any of its respective directors, officers or agents on their behalf has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement

3.14           DISCLOSURE. No representation or warranty by VERDANT in this Agreement, nor in any certificate, schedule or exhibit delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made.

4.           REPRESENTATIONS AND WARRANTIES OF WWBU. WWBU represents and warrants to VERDANT as follows:

4.1           ORGANIZATION AND GOOD STANDING.  WWBU is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  WWBU has full corporate power and authority to own its properties and to carry on its business as it is now being conducted. WWBU is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done.  True, correct and complete copies of the certificate of incorporation and by-laws of WWBU and all amendments thereto have been delivered to VERDANT. The corporate minutes and corporate records of WWBU that have been made available to VERDANT and are true, correct and complete in all material respects. WWBU has no subsidiaries

4.2           AUTHORITY; NO CONFLICT.
(A)           WWBU has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the Exchange and to perform its obligations under this Agreement.
(B)           Neither the execution, delivery or performance of this Agreement by WWBU nor the consummation by WWBU of the Exchange or any of the other transactions contemplated hereby will, directly or indirectly contravene, conflict with or result in a violation or breach of any provision of the Organizational Documents of WWBU, or any resolution adopted by the Board of Directors, or any committee thereof, or the stockholders of WWBU.

4.3           CAPITALIZATION.  WWBU shall issue 30,000,000, shares which shall be issued and outstanding immediately prior to Closing. All of the outstanding equity securities of WWBU have been duly authorized and validly issued and are fully paid and non-assessable.  WWBU has authorized 5,000,000 shares of preferred stock, par value, $0.001 per share.   There are no preferred shares issued or outstanding.  At the Closing date there shall be no preferred shares issued or outstanding.

4.4           FINANCIAL STATEMENTS.  WWBU has furnished VERDANT, a copy of its unaudited financial statements as of December 31, 2010. WWBU has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the financial statements.  The financial statements are true, accurate and complete and no change in the financial condition is expected or foreseen.

4.5           TAXES. WWBU has properly filed all federal, state and local tax returns and has paid all taxes, assessments and penalties due and payable.

4.6           NO MATERIAL ADVERSE CHANGE. Since the date of WWBU financial statements, there has not been any Material Adverse Effect in the business, operations, properties, prospects, liabilities, results of operations.

4.7           BOOKS AND RECORDS.  The books of account and other records of WWBU are true, correct and complete.

4.8           EMPLOYEE BENEFITS.  WWBU does not maintain any Employee Benefit Plans and has not proposed or agreed to the creation of any new Employee Benefit Plan.

4.9           COMPLIANCE WITH LAWS; LICENSES AND PERMITS.  To the best of WWBU’s knowledge, WWBU is in compliance with all securities laws federal, state and local laws, authorizations, licenses and permits of any Governmental Authority and all Governmental Orders affecting the business, operations, properties or assets of WWBU.

4.10           LEGAL PROCEEDINGS AGAINST WWBU.  There are no pending claims, actions, investigations, arbitrations, litigation, suits or other proceeding (“PROCEEDING”) that has been commenced by or against WWBU otherwise relates to or may affect the business of, or any of the properties or assets owned, held or used by, WWBU; or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.  To the knowledge of WWBU, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

4.11           ABSENCE OF CERTAIN CHANGES AND EVENTS.  Since the date of the financial statements, WWBU has conducted its business only in the ordinary course of business consistent with past practices. Without limiting the generality of the immediately preceding sentence, since December 31, 2010, except as required to comply with the terms of this Agreement, there has not been any of the following on the part of WWBU except those listed on Exhibit "D" attached hereto:
(A)	declaration or payment of any dividend or other distribution or redemption or repurchase or other acquisition, directly or indirectly, in respect of shares of capital stock or Convertible Securities;
(B)	issuance or sale or authorization for issuance or sale, or grant of any options or other agreements with respect to, any shares of its capital stock or Convertible Securities, or any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;
(C)	payment or increase of any bonuses, salaries or other compensation to any stockholder, director, officer, consultant or employee except for increases in bonus compensation to employees in the ordinary course of business or entry into any employment, severance or similar Contract with any director, officer or employee;
(D)	adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, severance, savings, insurance, pension, retirement or other employee benefit plan for or with any employees;
(E)	damage to or destruction or loss of any property or asset, whether or not covered by insurance, which may have a Material Adverse Effect;
(F)	entry into, termination of, or receipt of any Contract or transaction involving a total remaining commitment by or to WWBU of at least $5,000, including the entry into (1) any document evidencing any indebtedness; (2) any capital or other lease; or (3) any guaranty (including “take-or-pay” or “keepwell” agreements);
(G)	sale, lease or other disposition (other than in the ordinary course of business consistent with past practices) of any asset or property or mortgage, pledge, or imposition of any encumbrance on any material property or asset;
(H)	cancellation, compromise or waiver of any claims or rights with a value to WWBU in excess of $5,000;
(I)	material change in the method of accounting of the accounting principles or practices used by WWBU in the preparation of the financial statements, except as required by GAAP;
(J)	amendment or other modification of its respective Organizational Documents;
(K)	loss of service of any WWBU employee or consultant or any loss of a material client;
(L)	loan or advance to any Person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practices; or
(M)	agreement or commitment, whether oral or written, by WWBU to do any of the foregoing.

None of the foregoing will occur prior to the Closing Date and, after the Closing Date, none will occur without the consent of VERDANT.

4.12           CONTRACTS OF WWBU; NO DEFAULTS.  Exhibit (“E”) contains a complete and accurate list, and WWBU has delivered to VERDANT true, correct and complete copies, of each:
(A)	Contract that involves performance of services or delivery of goods or materials by WWBU or any Subsidiary of WWBU of an amount or value in excess of $10,000;
(B)	Contract that involves performance of services or delivery of goods or materials to WWBU or any Subsidiary of WWBU of an amount or value in excess of $5,000;
(C)	Lease, license and other Contract affecting any leasehold or other interest in, any real or personal property;
(D)	Licensing Contract with respect to WWBU Patents, WWBU Marks, WWBU Copyrights, WWBU trade secrets or other WWBU Intellectual Property Assets, including Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property Assets;
(E)	Collective bargaining Contract to or with any labor union or other employee representative of a group of employees;
(F)	Joint venture, partnership and other Contract involving a sharing of profits, losses, costs or liabilities by WWBU or any of its Subsidiaries with any other Person or requiring WWBU to make a capital contribution;
(G)	Contract containing covenants that in any way purport to restrict the business activity of WWBU or limit the freedom of WWBU to engage in any line of business or to compete with any Person or hire any Person;
(H)	Employment Contract providing for compensation, severance or a fixed term of employment in respect of services performed by any employees of WWBU and each consulting Contract with an independent contractor;
(I)	Stock option, purchase or benefit plan for employees;
(J)	Power of attorney that is currently effective and outstanding;
(K)	Contract for capital expenditures in excess of $5,000;
(L)	Contract with an officer or director of WWBU of any of the foregoing.
(M)	Contract under which any money has been or may be borrowed or loaned or any note, bond, factoring agreement, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of WWBU or any Subsidiary), and each guaranty (including “take-or-pay” and “keepwell” agreements) of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business);
(N)	Contract containing restrictions with respect to the payment of dividends or other distributions in respect of WWBU’s or any Subsidiary’s capital stock;
(O)	Contract containing a change of control provision;
(P)	Other Contract having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable at will or upon not more than thirty (30) days’ by WWBU requiring payments by WWBU $5,000 per year; and
(Q)	Standard form of Contract pursuant to which WWBU provides services to clients.

4.13           INSURANCE. WWBU currently has prepaid Directors' and Officers' Liability Coverage of $1,000,000 to expire on June 22, 2011.

4.14           ENVIRONMENTAL MATTERS.  WWBU has not had operations involving environmental matters and has not violated any environmental laws, rules or regulations and has not used any hazardous materials or oil in any manner which could cause a violation of any environmental laws rules or regulations.

4.15           INTELLECTUAL PROPERTY.  WWBU does not have any Intellectual property, patents, trademarks, copyrights, trade-secrets.

4.16           BROKERS OR FINDERS.  Neither WWBU, nor any of its respective directors, officers or agents on their behalf has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement.

4.17           VOTING REQUIREMENTS. The affirmative vote or consent of a majority of the outstanding shares of WWBU Common Stock is the only vote or consent of the holders of any class or series of equity securities of WWBU necessary to adopt this Agreement and approve Exchange and the other transactions contemplated by this Agreement.

4.18           EMPLOYEE STOCK PURCHASE PLAN. WWBU has given Warrants to current management as stated in Exhibit "D" hereto but otherwise does not have any other Employee Stock Option Plan.

4.19           DISCLOSURE. No representation or warranty by WWBU in this Agreement, nor in any certificate, schedule or exhibit delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made.

5.           COVENANTS OF VERDANT. VERDANT hereby covenants and agrees as follows:

5.1           NORMAL COURSE AND CONDUCT OF BUSINESS.  From the date hereof until the Closing, VERDANT shall use its best efforts to maintain VERDANT’s enterprise in its usual and normal course and conduct of its business.

5.2           CERTAIN FILINGS. VERDANT agrees to cooperate with WWBU with respect to all filings with regulatory authorities that are required to be made by the WWBU to carry out the transactions contemplated by this Agreement.

5.3           CONSENTS AND APPROVAL.  VERDANT shall use its reasonable best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement, including but not limited to the approval by its Board of Directors and its shareholders to the Exchange.

5.4           BEST EFFORTS TO SATISFY CONDITIONS.  VERDANT shall use its reasonable best efforts to cooperate with WWBU for purposes of satisfying the conditions set forth in Agreement.

5.5           NOTIFICATION OF CERTAIN MATTERS. From the date hereof until the Closing, VERDANT shall promptly notify WWBU of (A) the occurrence or non-occurrence of any fact or event of which VERDANT has knowledge which would be reasonably likely (1) to cause any representation or warranty of VERDANT contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (2) to cause any covenant, condition or agreement of VERDANT in this Agreement not to be complied with or satisfied in any material respect and (B) any failure of VERDANT to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that no such notification shall affect the other representations or warranties of VERDANT, or the right of WWBU to rely thereon, or the conditions to the obligations of WWBU. VERDANT shall give prompt notice to WWBU of any communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.           COVENANTS OF WWBU.  WWBU, hereby, covenants and agrees as follows:

6.1           CERTAIN FILINGS. WWBU agrees to make or cause to be made all filings with regulatory authorities that are required to be made by WWBU to carry out the transactions contemplated by this Agreement.

6.2           NORMAL COURSE. From the date hereof until the Closing, WWBU will: (A) maintain its corporate existence in good standing; (B) maintain the general character of its business; (C) preserve its business organization substantially intact. (D) permit VERDANT, its accountants, its legal counsel and its other representatives full access to its management, minute books and stock transfer records, other books and records, Contracts, properties and operations at all reasonable times and upon reasonable notice; and (E) in all respects conduct its business in the usual and ordinary manner consistent with past practices and perform in all material respects all Contracts with banks, clients, suppliers, employees and others.

6.3           CONDUCT OF BUSINESS. Without limiting the provisions of Section 7.1, from the date hereof until the Closing, WWBU will not, without the prior written consent of VERDANT, which consent shall not be unreasonably withheld or except as required to comply with the terms of this Agreement:
(A)           Amend or otherwise modify its Organizational Documents except in accordance with the terms of this agreement;
(B)           Issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of its capital stock or Convertible Securities, or alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock, Convertible Securities or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

6.3           PREPARATION OF DOCUMENTS UPON CLOSING.  Upon the closing per the terms of this Agreement, the newly elected officers and directors of WWBU shall prepare and file as required with the appropriate agency/office,
(A)	Change its name to VERDANT AUTOMOTIVE CORPORATION;
(B)	Apply for a new CUSIP number;
(C)	Notify NASDAQ and other regulatory agencies, as required;
(D)	Cause new stock certificates to be printed;
(E)	Obtain a new trading symbol; and
(F)	Assist in the preparation of a 15c2-11.

6.4           CERTAIN FILINGS. WWBU agrees to cooperate with VERDANT with respect to all filings with regulatory authorities that are required to be made by VERDANT to carry out the transactions contemplated by this Agreement.  WWBU shall use its reasonable best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement, including but not limited to the approval of its Board of Directors and its Stockholders to the Exchange and if necessary, to the Amendment of the Bylaws and to the amendment of the Certificate of Incorporation of WWBU.

6.5           AMENDMENT OF INCORPORATION DOCUMENTS. Prior to the Closing, WWBU shall cause its By Laws and its Certificate of Incorporation each to be amended to increase the authorized common share capital, if necessary, for the 30,000,000 shares of common stock to VERDANT and/or its designee(s).

6.6           BEST EFFORTS TO SATISFY CONDITIONS.  WWBU shall use its reasonable best efforts to cooperate with VERDANT for purposes of satisfying the terms of this Agreement.

6.7           NOTIFICATION OF CERTAIN MATTERS.  From the date hereof until the Closing, WWBU shall promptly notify VERDANT of (A) the occurrence or non-occurrence of any fact or event of which WWBU has knowledge which would be reasonably likely (1) to cause any representation or warranty of WWBU contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (2) to cause any covenant, condition or agreement of WWBU in this Agreement not to be complied with or satisfied in any material respect and (B) any failure of WWBU to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that no such notification shall affect the other representations or warranties of WWBU, or the right of VERDANT to rely thereon, or the conditions to the obligations of WWBU. WWBU shall give prompt notice to VERDANT of any communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

7.           CONDITIONS TO OBLIGATIONS OF VERDANT. The obligations of VERDANT under this Agreement to consummate the Exchange shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by WWBU in its sole discretion:

7.1           REPRESENTATIONS AND WARRANTIES.  The representations and warranties of VERDANT contained in this Agreement shall then be complete and correct in all material respects. The representations and warranties of VERDANT contained in this Agreement are complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be complete and correct in all respects.

7.2           PERFORMANCE OF COVENANTS.  VERDANT shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3           LACK OF ADVERSE CHANGE.  There shall not have occurred any event or circumstance which, individually or in the aggregate, has had or may result in a Material Adverse Effect.

7.4           APPROVALS AND CONSENTS.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by VERDANT for the authorization, execution and delivery of this Agreement, the consummation by it of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of VERDANT shall have been obtained and made by VERDANT, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to have a Material Adverse Effect.

7.5           STOCKHOLDER APPROVAL.  This Agreement shall have been duly adopted at or prior to the Effective Time by the requisite vote of the holders of Company Common Stock entitled to vote thereon.

8.           CONDITIONS TO OBLIGATIONS OF WWBU. The obligations of WWBU under this Agreement to consummate the Exchange shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by VERDANT in its sole discretion:

8.1           REPRESENTATIONS AND WARRANTIES. The representations and warranties of WWBU contained in this Agreement shall be complete and correct as of the date when made in all material respects, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and, shall then be complete and correct in all material respects.

8.2           PERFORMANCE OF COVENANTS. WWBU shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

8.3           LACK OF ADVERSE CHANGE.  There shall not have occurred any event or circumstance which, individually or in the aggregate, has had or may result in a Material Adverse Effect.  VERANT shall have received favorable certificates, dated the Closing Date, signed by the president and chief executive officer of WWBU as to the matters reasonably requested by VERDANT.

8.4           NO PROCEEDING; NO LITIGATION.  No order of any Governmental Authority shall be in effect that restrains or prohibits any transaction contemplated hereby or that would limit or affect the Surviving Corporation’s ownership or operation of the business; no Proceeding by any Governmental Authority or any other Person shall be pending or threatened against WWBU, that challenges the validity or legality, or that seeks to restrain the consummation, of the transactions contemplated hereby or that seeks to limit or otherwise affect VERDANT’s right to own or operate the business of WWBU; and no written notice shall have been received by WWBU or by its counsel from any Governmental Authority, and remain in effect, stating that a Proceeding will, if the Exchange is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Exchange or limit or otherwise affect VERDANT’s ownership or operation of the business of WWBU.  There shall exist no litigation against WWBU and none shall have been threatened.

8.5           APPROVALS AND CONSENTS.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by WWBU for the authorization, execution and delivery of this Agreement, the consummation by it of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of WWBU shall have been obtained and made by WWBU, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to have a Material Adverse Effect.

8.6           STOCKHOLDER APPROVAL; DISSENTERS.  This Agreement shall have been duly adopted at or prior to the Closing Date by the requisite vote of the holders of WWBU’s Common Stock entitled to vote thereon.

8.7           RESIGNATIONS.  Immediately upon closing of this transaction, all current officers and Board of Directors of WWBU shall resign. Upon receipt of resignations, a special meeting of WWBU shareholders shall be held immediately to elect and seat new officers and directors to be effective upon the resignation of current officers and directors.

8.8           NO PROCEEDING.  No order of any Governmental Authority shall be in effect that restrains or prohibits the Exchange; and no written notice shall have been received by WWBU, or VERDANT or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that a Proceeding will, if the Exchange is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Exchange.

9.           TERMINATION OF AGREEMENT.

9.1	TERMINATION.	This Agreement may be terminated:
(A)           At any time prior to the Effective Time, by mutual consent of WWBU and VERDANT;
(B)           By WWBU or VERDANT if the Effective Time shall not have occurred by May 13, 2011, unless such failure shall be due to a material breach of any representation or warranty, or the nonfulfillment in a material respect, and failure to cure such nonfulfillment within ten (10) Business Days following receipt by such party of notice of such breach or nonfulfillment, of any covenant or agreement contained herein on the part of the party or parties seeking to terminate this Agreement; or

(C)           By WWBU or VERDANT alone, by means of a written notice to the other, if there has been a material misrepresentation on the part of the other, or a material breach on the part of the other of any of its warranties, covenants or agreements set forth herein, or a material failure on the part of the other to comply with any of its other obligations hereunder.
No such termination shall relieve any party of the consequences of any such misrepresentation, breach or failure.

9.2           EFFECT OF TERMINATION.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void, the Exchange shall be abandoned and there shall be no liability or obligation on the part of WWBU or VERDANT or their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

10.           INDEMNIFICATION OF DIRECTORS, OFFICERS AND STOCKHOLDERS

10.1           RIGHT TO INDEMNIFICATION. The Bylaws and Certificate of Incorporation of the Surviving Corporation shall contain provisions with respect to indemnification of former and current directors, officers and employees of WWBU to the maximum degree permitted by the laws of the State of Delaware, which provisions shall not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time are present or former directors, officers or employees of WWBU, unless such modification is required after the Effective Time by applicable law.

10.2           INSURANCE. For a period of three (3) years after the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to cause to be maintained in effect directors and officers liability insurance covering those persons who are on the date hereof covered by directors and officers liability insurance policies maintained by VERDANT or by WWBU on terms substantially similar to those applicable under such current policies with respect to claims arising from and related to facts or events which occurred at or before the Effective Time. Notwithstanding the foregoing, WWBU may substitute therefore policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Indemnified Parties.

10.3           SURVIVAL.  The provisions of this Section 10 shall survive the Closing and expressly are intended to benefit each director, officer or employee of VERDANT and WWBU contemplated by this Section 10.

11.           GENERAL PROVISIONS.

11.1           EXPENSES.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

11.2           PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement, the Closing or the transactions contemplated hereby will be issued at such time and in such manner as WWBU and VERDANT agree in writing.

11.3           NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (A) delivered by hand (with written confirmation of receipt), (B) sent by fax and scan email (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (C) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other address, person’s attention or fax number as a party may designate by notice to the other parties given in accordance with this Section 11.3):

If to Winwheel Bullion, Inc.:

  c/o Bruce Harmon
   428 SW 9th Street
   Cape Coral, FL 33991

   c/o Y. Lauren Yi
   4295 Altivo Lane
   Corona, CA 92883

   harmon.bruce@gmail.com
   stephenwilliams@gmail.com
       ylaurenyi@gmail.com

If to Verdant Industries, Inc.:

Verdant Automotive Corporation
Daniel J Elliott
Chief Executive Officer
12223 Highland Ave
Suite 106-533
Rancho Cucamonga, CA 91739
delliott@verdantautomotive.com
dan@verdantinc.com
(951)-375-2725 Voice
(909)-647-9665 Fax

With Copy To:
Verdant Automotive Corporation
Thad Balkman
General Counsel
3403 36th Ave N.E.
Norman, OK 73026
(405)-229-9822 Voice
(405)-329-5949 Fax
thad@verdantinc.com
thad@thadbalkman.com

11.4           JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Service of process or any other papers in any such action or procedure may be made by registered or certified mail, return receipt requested, pursuant to the provisions of Section 11.3.

11.5           FURTHER ASSURANCES. The parties agree (A) to furnish upon request to each other such further information, (B) to execute and deliver to each other such other documents, and (C) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.6           WAIVER. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege.

11.7           ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including any correspondence, written and oral among WWBU, and VERDANT and constitutes (along with the documents referred to in this Agreement) the entire agreement among the parties with respect to its subject matter. This Agreement may not be amended, nor may any provision hereof or default hereunder be waived, except by a written agreement executed by the party to be charged with the amendment or waiver.

11.8           ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Persons contemplated by Article 11 any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

11.9           SEVERABILITY.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.

11.10           SECTION HEADINGS, CONSTRUCTION.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. In this Agreement: (A) words denoting the singular include the plural and vice versa, (B) “it” or “its” or words denoting any gender include all genders, (C) the word “including” shall mean “including without limitation,” whether or not expressed, (D) any reference to a law shall mean the statute and any rules and regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (E) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement, unless otherwise stated, and (F) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day. Each party acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

11.11           GOVERNING LAW. This Agreement will be governed by the internal laws of the State of California without regard to principles of conflict of laws.

11.12           RIGHTS AND INTEREST TO NAME.  The name "Winwheel Bullion, Inc." and all rights and interest thereto shall remain with Winwheel Bullion Holdings, LLC.

11.13           COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Delivery to us of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Agreement as of the date of successful transmission to us.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

WINWHEEL BULLION, INC.		VERDANT INDUSTRIES, INC.

By:	______________________	By:	________________________
	Stephen V. Williams		Daniel J. Elliott
	Chief Executive Officer		Chief Executive Officer